UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 11, 2013

CAMBIUM LEARNING GROUP, INC.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-34575	27-0587428
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17855 North Dallas Parkway, Suite 400, Dallas, Texas		75287
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	214-932-9500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 11, 2013, the Board of Directors (the "Board") of Cambium Learning Group, Inc. (the "Company") appointed Dr. Walter G. Bumphus to serve as a member of the Audit Committee effective January 1, 2014.

Dr. Bumphus has served as a director of the Company since May 2011. Dr. Bumphus has been the President and Chief Executive Officer of the American Association of Community Colleges ("AACC") since January 2011. AACC is headquartered in the National Center for Higher Education in Washington, D.C. and is the primary advocacy organization for community colleges at the national level and works closely with the directors of state offices to inform and affect state policy. Prior to assuming the presidency of AACC, Dr. Bumphus served as a professor in the Community College Leadership Program and as chair of the Department of Educational Administration at the University of Texas at Austin. In an educational career that spans over 30 years, Dr. Bumphus has worked as an administrator at a regional university, at a state system of community and technical colleges, and at four different community colleges.

Dr. Bumphus’ professional career has been focused on the education community for over 30 years. His experience in community and technical colleges provides the Company with a better understanding of the needs of students focused on post-secondary educational opportunities. Dr. Bumphus also assists us in better understanding certain legislative and regulatory challenges in providing products and services to schools.

Dr. Bumphus is not a party to any arrangement or understanding pursuant to which he was appointed as a director, nor is Dr. Bumphus a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Bumphus is an independent director within the meaning of the rules of the Nasdaq Stock Market and related rules and regulations of the Securities and Exchange Commission.

The Board also appointed existing Audit Committee member Thomas Kalinske as the Chairman of the Audit Committee and the Audit Committee financial expert.

Mr. Kalinske has served as a director of the Company since February 2010. Mr. Kalinske has been the Executive Chairman of Global Education Learning, a company focused on acquiring education companies in China that teach English creativity, critical thinking and math to children 2-7, since 2009. Mr. Kalinske also serves as Vice Chairman of the board of LeapFrog Enterprises, Inc. Mr. Kalinske’s history with LeapFrog dates back to September 1997, where he served as their CEO until June 2006, and was then the Chairman of the board of directors until February 2004. Prior to that, he served as the CEO of Knowledge Universe, Sega of America, Matchbox, Inc. and Mattel, Inc. Mr. Kalinske served on the board of directors of Blackboard, Inc. until December 2011, a University and K-12 enterprise software applications company; the board of directors of Kidzui, a safe children’s Internet search and education site; the board of directors of Genyous Omnitura, a cancer drug development company; is a member of the National Board of Advisors of the University Of Arizona School Of Business; and is an Emeritus member of the University Of Wisconsin School Of Business Advisors.

Mr. Kalinske has been a leader in a number of technology, toy and education ventures, and brings extensive experience in these areas to the Board. As noted, he has served as CEO of Mattel, a leading toy manufacturer and prominent public company, and has held both the CEO and Chairman roles at Leapfrog, a publicly traded company focused on designing, developing and marketing an array of technology-based learning platforms for infants and children. Among other things, Mr. Kalinske brings to the Board his extensive experience in the areas of technology, gaming and educational ventures; areas that align closely with the Company’s continuing focus on technology-based learning. His background in relevant industries and his long career of leadership as a director and as an officer of various companies, including a current directorship with a public company other than the Company, allows Mr. Kalinske to provide the Board with pertinent strategic and business insight.

Mr. Kalinske is not a party to any arrangement or understanding pursuant to which he was appointed as a director, nor is Mr. Kalinske a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Kalinske is an independent director within the meaning of the rules of the Nasdaq Stock Market and related rules and regulations of the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBIUM LEARNING GROUP, INC.

December 17, 2013	By:	/s/ Todd W. Buchardt

Name: Todd W. Buchardt
Title: Senior Vice President